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                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS


                       AMERICAN RADIO SYSTEMS CORPORATION


                                   EXHIBIT 11

In thousands, except per share data

                                                     Three Months        Three Months
                                                    Ended March 31,     Ended March 31,
                                                          1996                1997
                                                     ------------        -------------

PRIMARY:

Weighted average shares of common stock                   16,997           21,095

Add common stock equivalents in the form of stock
   options and warrants (using treasury stock method)        904
Weighted average common stock and common stock          --------         --------
   equivalents                                            17,901           21,095
                                                        ========         ========
Net income (loss):
     Loss before extraordinary loss after
       dividends                                        $   (456)        $ (8,923)
     Extraordinary loss                                                    (1,639)
                                                        --------         --------
     Net loss applicable to common stockholders         $   (456)        $(10,562)
                                                        ========         ========
Primary per common share amounts:

     Loss before extraordinary loss                     $   (.03)        $   (.42)
     Extraordinary loss                                                      (.08)
     Net loss applicable to common stockholders         $   (.03)        $   (.50)

FULLY DILUTED (Not presented due to anti-dilution):
Weighted average shares of common stock                    16,997          21,095
Add common stock equivalents in the form of stock
   options and warrants (using treasury stock method)         904           1,067
                                                         --------        --------
Assumed conversion of preferred stock                                       3,235
Weighted average common stock and common stock           --------        --------
   equivalents                                             17,901          25,397
Net income (loss):                                       ========        ========
   Loss before extraordinary loss after dividends        $   (456)       $ (8,923)
   Add convertible preferred dividends                                      2,406
   Loss after redeemable stock dividends before          --------        --------
     extraordinary loss                                      (456)         (6,517)
   Extraordinary loss                                                      (1,639)
                                                         --------        --------
   Net loss applicable to common stockholders            $   (456)       $ (8,156)
                                                         ========        ========
Fully diluted per common share amounts:
     Loss before extraordinary loss                      $   (.03)       $   (.26)
     Extraordinary loss                                                      (.06)
     Net loss applicable to common stockholders          $   (.03)       $   (.32)

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